Exhibit 99
FirstEnergy Nuclear Operating Company                    For Immediate Release
Davis-Besse Nuclear Power Station
5501 N. State Route 2
Oak Harbor, Ohio 43449

News Media Contact:
Todd Schneider
(330) 620-2895


RESEARCH BEING CONDUCTED ON ORIGINAL DAVIS-BESSE REACTOR HEAD

         Research commissioned by the FirstEnergy Nuclear Operating Company (FENOC) has discovered several small, hairline surface cracks in a sample section of the stainless steel liner of the original Davis-Besse Nuclear Power Station reactor head, company officials said today.

         In conjunction with the Nuclear Regulatory Commission (NRC), research is being conducted on a section of the original reactor head that was damaged by boric acid corrosion to collect and share more detailed information with the industry. The company is continuing preparations for installing a replacement reactor head already located inside the containment building.

         The small cracks were found following cleaning and examination of this sample. Preliminary information indicates the cracks are about 3/8 inch long, and are located near the center of the liner that was exposed when boric acid corroded the carbon steel of the reactor head. The cracks did not reach all the way through the liner and did not allow coolant to leak. FENOC officials promptly notified the NRC of the findings.

         Despite these cracks and boric acid corrosion on the carbon steel reactor head, the stainless steel liner held full pressure - 2,155 pounds per square inch - during normal operation of the plant, including safe shutdown of the reactor for refueling in February of this year.

         These latest research findings will be used to recalculate how much more pressure the liner could have withstood.

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         Additionally, this research revealed a number of lateral cracks in the remaining portion of the control rod drive mechanism nozzle in this sample, as well as a partial circumferential crack around the welded area on the lower part of the nozzle. Confirming previous testing done on the head, the crack did not penetrate the weld or the vessel head.

         Davis-Besse is owned by Akron, Ohio-based FirstEnergy Corp., and is operated by its subsidiary FirstEnergy Nuclear Operating Company. FirstEnergy is a registered public utility holding company.

Forward-Lookng Statement: This news release includes forward-looking statements based on information currently available to management. Such statements are subject to certain risk and uncertainties. These statements typically contain, but are not limited to, the terms "anticipate," "potential," "expect," "believe," "estimate," and similar words. Actual results may differ materially due to the speed and nature of increased competition and deregulation in the electric utility industry, economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy market prices, legislative and regulatory changes or approvals (including revised environmental requirements), availability and cost of capital, inability to accomplish or realize anticipated benefits of strategic goals and other similar factors.


                                    (091102)



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